                                                                     EXHIBIT 5.1



                               April 23, 1998

Liberty Group Publishing, Inc.
3000 Dundee Road
Suite 203
Northbrook, Illinois 60062

     Re:  LIBERTY GROUP PUBLISHING, INC.
          REGISTRATION STATEMENT ON FORM S-4

Dear Ladies and Gentlemen:

     We have represented Liberty Group Publishing, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (the "Registration Statement") relating to (i) the Company's 14 3/4% Senior Redeemable Exchangeable Cumulative Preferred Stock, liquidation preference $25 per share (the "New Senior Preferred Stock"), which is exchangeable, in whole but not in part, at the Company's option, for 14 3/4% Senior Subordinated Debentures due 2010 (the "Exchange Debentures") to be issued under an indenture, dated as of January 27, 1998, between the Company and State Street Bank and Trust Company, as trustee (the "Exchange Indenture"), and (ii) the Company's 11 5/8% New Senior Discount Debentures due 2009 (the "New Debentures" and, together with the New Senior Preferred Stock, the "New Securities") to be issued under an indenture, dated as of January 27, 1998, between the Company and State Street Bank and Trust Company, as trustee (the "Indenture").

     In connection with our representation, we have examined such corporate and other records, instruments, certificates and documents as we consider necessary to enable us to express the opinions set forth below.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

     2. The Indenture constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforceability of creditors' rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     3. The New Debentures, upon the due execution, authentication, issuance and delivery thereof in accordance with the Indenture, will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture, and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforceability of creditors' rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4. The New Senior Preferred Stock, upon the due issuance and delivery thereof, will be validly issued, fully paid and nonassessable.

     5. The Exchange Indenture constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforceability of creditors' rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     6. The Exchange Debentures, upon the due execution, authentication, issuance and delivery thereof in accordance with the Exchange Indenture, will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Exchange Indenture, and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforceability of creditors' rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     7. The discussion set forth in the Registration Statement under the heading "Certain United States Federal Tax Considerations" describes the material United States federal income tax consequences of holding and disposing of the New Securities and the Exchange Debentures, and is complete and accurate in all material respects as to matters of law and legal conclusions and, to the extent it discusses matters of law and legal conclusions, constitutes our opinion.

     The opinion set forth in paragraph 7 above is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and the interpretation of the Code and such regulations by the courts and the Internal Revenue Service, as they are in effect and exist at the date of this opinion. We note that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could adversely affect our conclusion.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to this firm in such Registration Statement.

                                              Very truly yours,

                                              /s/ Mayer, Brown & Platt

                                              MAYER, BROWN & PLATT